UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2010
WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

Switzerland	1-34258	98-0606750
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4-6 Rue Jean-Francois Bartholoni, 1204 Geneva, Switzerland	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)
Telephone number, area code: 41.22.816.1500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation.
On October 15, 2010, the Company entered into a $1.75 billion unsecured revolving credit agreement (the “Credit Agreement”) with Weatherford Bermuda, Weatherford Liquidity Management Hungary Limited Liability Company, a Hungarian limited liability company and subsidiary of Weatherford Bermuda (“HOC”), Weatherford Capital Management Services Limited Liability Company, a Hungarian limited liability company and subsidiary of Weatherford Bermuda (“WCMS” and, together with Weatherford Bermuda and HOC, the “Borrowers”), the lenders, swingline lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Company and Weatherford Delaware are guarantors thereunder.
The Credit Agreement replaced two of our existing credit facilities, which had an aggregate commitment of US$1.75 billion and were scheduled to mature in May 2011. Those agreements were terminated by the Company without penalty on the effectiveness the Credit Agreement.
The Credit Agreement has a scheduled maturity date of October 15, 2013, subject to extension. The Credit Agreement includes a US$1.75 billion revolving credit facility, including a US$1.0 billion letter of credit sub-facility, a provision for swingline loans and various sub-facilities for loans in certain non-U.S. currencies.
The Credit Agreement contains representations, warranties, covenants and events of default that are customary for investment grade, senior unsecured commercial bank credit agreements, including a financial covenant for the maintenance of a total debt-to- capitalization ratio of 60% and limitations on indebtedness of our subsidiaries other than the Borrowers and Weatherford Delaware.
Indebtedness under the Credit Agreement bears interest at rates ranging from the alternate base rate plus a margin of between 0.10% and 1.40% or LIBOR plus a margin of between 1.10% and 2.40%, depending on the type of borrowing requested by the Borrowers and the credit rating of Weatherford Bermuda’s outstanding senior, unsecured, long-term indebtedness for borrowed money (without credit enhancement). The Credit Agreement also provides for customary fees, including arranger fees, administrative agent fees, upfront fees, participation fees, a facility fee and other fees.
We are in compliance with the financial covenants in our Credit Agreement.
This summary of the Credit Agreement does not describe all of the terms of the Credit Agreement and is qualified by reference to the Credit Agreement, a copy of which is attached to this filing and is incorporated by reference. There are representations and warranties contained in the Credit Agreement that were made by the parties to each other as of specific dates. The assertions embodied in the representations and warranties were made solely for purposes of the Credit Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the transaction documents’ terms. Moreover, certain of these representations and warranties may not be accurate and complete as of any specified date because (i) they may be subject to contractual standards of materiality that differ from standards generally applicable to investors, or (ii) they may have been used to allocate risk among the parties rather than to establish matters as facts. Based on the foregoing you should not rely on the representations and warranties included in the Credit Agreement as statements of factual information, whether about Weatherford Switzerland or any of its subsidiaries, any other persons, any state of affairs or otherwise.

Item 2.02.	Results of Operations and Financial Condition
On October 18, 2010, we issued a news release announcing results for the quarter ended September 30, 2010. A copy of the press release is attached as Exhibit 99.1.
On October 19, 2010, following the news release and the filing of this Current Report on Form 8-K, we will hold a conference call at 9:00 a.m. eastern, 8:00 a.m. central, regarding the quarterly results. This scheduled conference call was previously announced on August 3, 2010 and will be available via real-time webcast.
To access the call please contact the conference call operator at 800-659-2056, or 617-614-2714 for international calls, approximately 10 minutes prior to the scheduled start time, and ask for the Weatherford conference call. The passcode is “Weatherford”. A replay will be available until 5:00 p.m. central, October 29, 2010. The number for the replay is 888-286-8010, or 617-801-6888 for international calls; passcode 47149202.
An enhanced webcast of the conference call and replay will be provided by Thomson Reuters and will be available through Weatherford’s web site at http://www.weatherford.com. To access the conference call and replay, click on the Investor Relations link and then click on the Enhanced Audio Webcast link.

Item 7.01.	Regulation FD Disclosure
On October 18, 2010, we issued a news release announcing results for the quarter ended September 30, 2010, and our application to have our shares listed on the SIX Swiss Stock Exchange. A copy of the press release is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits

10.1	Credit Agreement, dated October 15, 2010.

99.1	Press release dated October 18, 2010 announcing results for the quarter ended September 30, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.
Dated: October 18, 2010	/s/ Andrew P. Becnel
Andrew P. Becnel
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBIT

Number	Exhibit

10.1	Credit Agreement, dated October 15, 2010.

99.1	Press release dated October 18, 2010 announcing earnings for the quarter ended September 30, 2010
.